EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)


                                                        Fiscal Year Ended

                                                   Oct 28,     Oct 30,  Oct 31,
                                                    2000        1999     1998
NET EARNINGS

 Basic net earnings applicable to common shares    $ 49,907  $ 43,071 $ 33,720
Add:  Distributions on Preferred Securities, net
of tax                                                4,990     1,280        -
						   --------  -------- --------
 Diluted net earnings                              $ 54,897  $ 44,351 $ 33,720
                                                   ========  ======== ========
WEIGHTED AVERAGE SHARES OUTSTANDING
    Weighted average common shares outstanding       27,322    27,038   26,807
    Add: Shares issuable from assumed exercise of
	Preferred Stock				      3,681     1,075        -
    Add: Shares issuable from assumed exercise of
	options and warrants                            871     1,869    1,802
						   --------  -------- --------
   Diluted weighted average common shares
	outstanding                                  31,874    29,982   28,609
						   ========  ======== ========
NET EARNINGS PER COMMON SHARE
   Basic                                             $ 1.83    $ 1.59   $ 1.26
                                                   ========  ======== =====+
   Diluted                                           $ 1.72    $ 1.48   $ 1.18
                                                   ========  ======== ======